Exhibit 99.1

The Marquie Group, Inc. Announces Change of Control,

Appointment of New Chairman and CEO

St. Petersburg, FL - October 20, 2025 - The Marquie Group, Inc. (OTCID:TMGI) today announced that a change of control has occurred following the transfer of a majority of the Company’s voting securities to GETGOLF, LLC pursuant to the successful completing of the remaining closing items relating to the Stock Purchase Agreement dated September 18, 2025.

As a result of this transaction, Jeff Foster has been appointed Chairman of the Board and Chief Executive Officer, effective immediately, succeeding Marc Angell, who previously served in those capacities. The Company also announced the expansion of its Board of Directors to include an additional member, with Kelly Kirchhoff appointed to serve as a Director effective immediately.

The Board unanimously approved these appointments and authorized all necessary filings with the Securities and Exchange Commission and OTC Markets Group to reflect this change of control and the new leadership structure.

“I thank Marc Angell for his leadership, and invaluable contributions to TMGI and the transition process,” said Foster, the newly appointed Chairman and CEO, adding “We look forward to building on the Company’s foundation and pursuing new strategic opportunities under the GETGOLF leadership with Marc in a consulting role."

“Jeff and his team have built an extraordinary company that’s redefining the golf industry, and I couldn’t be more excited to help usher in this new era for TMGI,” said outgoing CEO Marc Angell. “Jeff’s track record of success and the respect he’s earned both on and off the course make this a huge win for our shareholders. We’re thrilled to have closed such a complex deal so quickly and smoothly.”

TMGI recently announced the acquisition of GETGOLF, including its subsidiaries - Mountain Brook Golf Club, Apache Creek Golf Club, and Stand-by-Golf. Combined, these businesses generate annual gross revenues of more than $8-million, with nearly $2-million in profit (estimated and unaudited). The next phase will include new management and a change in control of the company.

All corporate filings and updates related to this transition will be made available through the Company’s public disclosure channels, including SEC filings and OTC Markets disclosures.

About The Marquie Group, Inc. The Marquie Group, Inc. (OTCID:TMGI) is a publicly traded company engaged in media, wellness, and consumer lifestyle products, recently entering into the golf and hospitality industry through the acquisition of GETGOLF and it's wholly owned subsidiaries, Mountain Brook Golf Club, Apache Creek, and Stand-by-Golf.

Cautionary Disclosure About Forward-Looking Statements

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of the Company. This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. There is no guarantee that the Company will achieve operational cash flow positive status. The Company has no obligation to provide the recipient with additional updated information. No information in this press release should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

Contact:

Investor Relations

The Marquie Group, Inc.

Email: info@tmgiusa.com

Website: www.tmgiusa.com